DIANE D. DALMY

ATTORNEY AT LAW

8965 W. CORNELL PLACE

LAKEWOOD, COLORADO 80227

303.985.9324 (telephone)

303.988.6954 (facsimile)

email: ddalmy@earthlink.net

July 10, 2012

Ryan Schadel
President/Chief Executive Officer

Labor Smart Inc.
44 Darbys Crossing Drive, Suite 116
Atlanta, Georgia 30141

Gentlemen:

I have acted as legal counsel for Labor Smart, Inc., a Nevada corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 3,000,000 shares of Common Stock, $0.001 par value, of the Company (the “Shares”), which may be issued pursuant to the 2012 Stock Option Plan and associated stock option plan agreements and those certain board resolutions authorizing the issuance of shares of common stock to its employees and/or other contractual arrangements between the Company and third parties (collectively, the “Agreements”).

I have examined all instruments, documents and records which I deemed relevant and necessary for the basis of my opinion hereinafter expressed.  In such examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies.  I express no opinion concerning any law other than the corporation laws of the State of Delaware and the federal law of the United States.  As to matters of Delaware corporation law, I have based our opinion solely upon my examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations.

Based on such examination, I am of the opinion that the Shares issued pursuant to the Agreements are duly authorized and, when issued against receipt of the consideration therefor in accordance with the provisions of the Agreements, will be validly issued, fully paid and nonassessable. I am further of the opinion that the issuance of the Shares will not be a violation of any prohibitions of the rules and regulations pertaining to S-8.

Labor Smart Inc.

Page Two

July 10, 2012

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of my name wherever it appears in said Registration Statement.  In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

This opinion letter is given to you solely for use in connection with the issuance of the Shares in accordance with the Registration Statement and is not to be relied on for any other purpose.  My opinion is expressly limited to the matters set forth above, and I render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Registration Statement.

Sincerely,

Diane D. Dalmy